Exhibit 10.1

TRANSLATION FROM THE OPERATIVE FRENCH VERSION

TIME CHARTER

IN RESPECT OF THE SEISMIC SURVEY VESSEL

CGG MISTRAL

BETWEEN

KANTWELL OVERSEAS SHIPPING COMPANY SA

SHIPOWNER

AND

CGG MARINE

CHARTERER

25 JUNE 2002

Confidential material has been redacted where indicated by the following symbol: [*]

TRANSLATION FROM THE OPERATIVE FRENCH VERSION

TABLE OF CONTENTS

THE PARTIES APPEARING	1

1. Service and charter period	2
2. Delivery	5
3. Return	5
4. The Vessel	5
5. Employment	6
6. Obligations of the Shipowner	6
7. Obligations of the Charterer	7
8. Fuel stores	8
9. Maintenance	9
10. Suspension of charter fees	10
11. Stand-by	12
12. Refuelling operations	13
13. Captain and crew	13
14. Waiver of liability towards third parties	14
15. Waiver of liability between the Parties	14
16. Insurance	15
17. Agent	16
18. Loss of the Vessel	16
19. Salvage	16
20. Sub-charter	17
21. War	17
22. Requisition or detention	18
23. Persons not authorised on board and confidentiality	18
24. Charter fees	18
25. Payment terms	20
26. Modification and transformations	21
27. Arbitration	22
28. General Average	22
29. Sundry provisions	22
30. Option to purchase	23
31. Notifications	23

SCHEDULE 1	25
CONFIDENTIALITY	25

SCHEDULE 2 A	26
TECHNICAL CHARACTERISTICS OF THE VESSEL PRIOR TO CONVERSION	26

1. DESCRIPTION OF THE VESSEL PRIOR TO CONVERSION	26
2. USABLE CAPACITIES	26
3. SPEED /AUTONOMY	27
4. PROPULSION SYSTEM / AUXILIARY ENGINES	27
5. HULL FITTINGS	27
6. RADIO – NAVIGATION SYSTEMS	28
7. FACILITIES	29

TRANSLATION FROM THE OPERATIVE FRENCH VERSION

8. AREAS RESERVED FOR CHARTERERS	29
9. HIGH-PRESSURE COMPRESSORS	29
10. ELECTRICITY PRODUCTION	29

SCHEDULE 2B	31
TECHNICAL CHARACTERISTICS OF THE VESSEL FOLLOWING CONVERSION	31

1. DESCRIPTION OF THE VESSEL FOLLOWING CONVERSION	31
2. USABLE CAPACITIES	31
3. SPEED /AUTONOMY	31
4. PROPULSION SYSTEM / AUXILIARY ENGINES	32
5. HULL FITTINGS	32
6. RADIO – NAVIGATION SYSTEMS — HELIDECK	33
7. FACILITIES	33
8. AREAS RESERVED FOR THE CHARTERER	33
9. HIGH-PRESSURE COMPRESSORS	39
10. ELECTRICITY PRODUCTION	39
11. EQUIPMENT AND SAFETY	39
12. WORK BOAT	39
13. GEOPHYSICAL EQUIPMENT	39

SCHEDULE 3	41
LIST OF GEOPHYSICAL EQUIPMENT OWNED BY THE CHARTERER ON BOARD THE “CGG MISTRAL” FOLLOWING CONVERSION	41

SCHEDULE 4	42
APPLICABLE CHARTER FEES	42

SCHEDULE 4 (CONTINUED)	45
ATTACHED SPREADSHEET	45

SCHEDULE 5	46
TECHNICAL OBJECTIVES OF CONVERSION	46

SCHEDULE 6	47
CONVERSION OF THE VESSEL	47

SCHEDULE 7	48
CALCULATION OF TIME CREDITS FOR CLAUSES 9 AND 10	48
CALCULATION OF REDUCTIONS IN CHARTER FEES	48

* * *

TRANSLATION FROM THE OPERATIVE FRENCH VERSION

TIME CHARTERPARTY
CGG MISTRAL

BETWEEN THE UNDERSIGNED PARTIES:

KANTWELL OVERSEAS SHIPPING COMPANY SA,
a company incorporated under the laws of Panama, with a registered capital of USD 17,000,000 and having its registered office at Suite 13-B, 13th Floor, Banco Aliado Building, Ricardo Arias Street, Panama City (Panama),
registered at the Commercial and Companies Register of Panama under number 325221, Register 52630, Folio 0041, represented by Messrs Claude Goussot and Gérard Chambovet, duly authorised for the purposes of these presents,

legal owner of the seismic survey vessel named “CGG MISTRAL”,

hereinafter referred to as the “Shipowner”,

of the one part,

and

CGG MARINE
 a simplified joint stock company incorporated under the laws of France, with a registered capital of 69,704,796 Euro with registered offices at 1, rue Léon Migaux, 91341 Massy, France, with single identification number 403.256.944 at the Commercial and Companies Register of Evry, represented by Mr Jean Charot, Chairman, duly authorised for the purposes of these presents,

hereinafter referred to as the “Charterer”,

of the other part,

hereinafter referred to collectively as the “Parties”.

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WHEREAS:

The vessel CGG Mistral was time-chartered by the Charterer in the context of a time Charterparty concluded with its previous disponent owner, which Charterparty came to an end on 31 May 2001. As from 1 June 2001 at 12:00 p.m. (Paris time), being the date and time of the transfer of ownership in the vessel CGG Mistral to the Shipowner, the vessel CGG Mistral has been time chartered to the Charterer by the Shipowner.

While awaiting the finalisation of this agreement (hereinafter referred to as the “Charterparty”) and as an interim measure, this time charter arrangement was governed by the provisions of the time Charterparty between the Charterer and the previous disponent owner up to 31 May 2001, with the exception of the daily charter fee, which was set from 1 June 2001 at the amount agreed in para. 4.1. of Schedule 4 to this Charterparty.

It is hereby specified, as necessary, that subsequently and for practical reasons, upon the request of the Charterer made to Louis Dreyfus Shipowners (LDA) and with the agreement of the Shipowner, LDA became the time charterer of the vessel CGG Mistral vis-à-vis the Shipowner and granted a sub-time charter to CGG Marine for the period 1 June 2001 to 25 January 2002. The terms and conditions of this transaction were recorded in agreements dated 1 June 2001 and 21 November 2001.

In the context of the new charter arrangement formalised by this Charterparty, the Shipowner and the Charterer have agreed to undertake the conversion of the vessel CGG Mistral with a view principally to increasing its streamer capacity, bringing this from six to ten streamers. The Shipowner therefore signed a conversion contract for the vessel on 6 July 2001 with the German shipyard MWB Motorenwerke Bremerhaven AG, and the vessel CGG Mistral was taken to the above-mentioned shipyard on 25 January 2002 for implementation of these conversion works (referred to hereinafter as the “Conversion”).

The planned duration of the Conversion is approximately twenty weeks, and the return of the vessel CGG Mistral by the said shipyard to the Shipowner is currently scheduled to take place on 12 June 2002.

THE FOLLOWING HAS THEREFORE BEEN AGREED BETWEEN THE PARTIES:

1.	Service and charter period

1.1	The Shipowner hereby charters out and the Charterer charters the vessel named CGG Mistral (the “Vessel”) with its crew, for the performance of geophysical prospecting activities.

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The Vessel is equipped and fitted-out to perform these activities throughout the entire world within the navigation areas normally covered by insurance and by the Vessel’s class.

The services indicated hereinbelow are explained in detail in the conditions for placement at disposal of the Vessel as described in Clause 4 and the operating conditions appearing in Clause 6.

1.2 (a)	This charter is granted for a period commencing 1 June 2001 at 12:00 p.m. (Paris time), corresponding to the date and time at which the transfer of ownership in and the delivery of the Vessel to the Shipowner by its previous owner took place.

(b)	This charter was suspended at the point in time when the Vessel entered the MWB Motorenwerke Bremerhaven AG shipyard for the performance of the Conversion, which entry occurred on 25 January 2002 at 4:45 p.m. (Bremen time), and for the entire duration of the Conversion.

(c)	This charter shall resume automatically on the date and at the time appearing in the acceptance report signed by the Shipowner on completion of the Conversion, and shall terminate at the end of the eighth (8th) year following such date, plus or minus thirty (30) days at the discretion of the Charterer, except in the event of the application of Clause 1.4 (c) or Clause 1.4 (d).

In the event that a geophysical study is in progress at the end of the charter period, the Charterer shall be authorised to terminate the study prior to the return of the Vessel to the Shipowner. The Charterer shall advise the Shipowner of the probable duration of such an extension.

At the latest ninety (90) days prior to the contractual expiry date of the charter, the Charterer shall provide notification of the intended date and location for the return of the Vessel.

1.3	The Parties hereby agree to acknowledge that the technical specifications, the budget and the schedule agreed for the Conversion in the context of the conversion contract signed by the Shipowner on 6 July 2001 as specified in the Recitals hereinabove for the purpose of increasing the capacity of the Vessel from six to ten streamers, have been decided upon by mutual agreement between the Shipowner and the Charterer, and meet the Charterer’s technical objectives for conversion as defined in Schedule 5.

The Parties have furthermore agreed practical conditions for their relationships, both between them and with the shipyard, for the duration of the Conversion works as specified in Schedule 6, and by a separate instrument dated 20 December 2001, referred to as the Supervision Protocol.

Schedule 3 contains the list of items of geophysical equipment, owned by the Charterer, to be located on board the Vessel following the Conversion.

1.4	Following the Conversion, it is envisaged that the Vessel will have propulsion power of 80 tonnes at 5 knots with wind of force 3 Beaufort and Douglas 3 sea-state conditions at its normal propulsion power, with this corresponding to a maximum of 85% of

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maximum continuous power of the engines as defined by their manufacturers (“Normal Propulsion Power”).

The correspondences between the propulsion power of the Vessel and the possible seismic mechanisms established in the following paragraphs are to be understood as in terms of the technology used by the Charterer at the time of the resumption of this Charterparty following the Conversion, i.e. BARO-type deflectors and one lead-in cable per towed streamer with a diameter of 57 mm.

The following provisions shall therefore apply as from the date of the acceptance report signed by the Shipowner on completion of the Conversion:

(a)	The propulsion power of the Vessel is at least equal to that envisaged following Conversion: the Charterer shall be required to continue this charter for the term of eight (8) years set in 1.2 (c) hereinabove for the charter fee set as specified in para. 4. 3.1 of Schedule 4;

(b)	The propulsion power of the Vessel following Conversion is 55 tonnes at 5 knots in addition to the normal resistance of the underwater hull and the Vessel can tow only eight streamers (total separation between the streamers of 700 m): the Charterer shall be required to continue this charter for the term of eight (8) years set in 1.2 (c) hereinabove, with it being understood however that that the charter fee shall be adjusted on a prorata basis according to the number of streamers towed as specified in para. 4.3.2 of Schedule 4 to this Charterparty;

(c)	The propulsion power of the Vessel following Conversion is 40 tonnes at 5 knots in addition to the normal resistance of the underwater hull and the Vessel can tow only six streamers (total separation between the streamers of 500 m): the Charterer shall be required to continue this charter for a minimum term of three (3) years following the Conversion, for the charter fee set in para. 4.3.3 of Schedule 4 to this Charterparty. During this same period of three (3) years, the Shipowner shall take, at its cost, all steps that are reasonably possible in order to improve the propulsion power of the Vessel and to remedy any defects and/or instances of non-compliance observed; in the event that the works thus undertaken make it possible to improve the propulsion power of the Vessel so as to bring it, depending on the case, to the level set in (a) or (b) above, the provisions of the paragraph concerned in respect of the term of this charter and the charter fee shall also apply; the term of the Charter shall not under any circumstances exceed eight (8) years as from the date of the acceptance report signed by the Shipowner on release from the shipyard where the conversion takes place;

(d)	The propulsion power of the Vessel once converted does not make it possible to tow six streamers as described in (c) hereinabove: the Charterer shall be entitled, at its sole discretion, to terminate this charter immediately, without payment of any compensation whatsoever. Alternatively, the Charterer may continue the charter for a term that it shall be free to determine. It shall advise the Shipowner of its decision no later than the expiry of a period of fifteen (15) days. In such a case, the applicable charter fee shall be that set in Schedule 4, para. 4.3.4.

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The propulsion power of the Vessel as specified above shall be that recorded during the sea trials conducted on the Vessel following Conversion prior to its return to the Shipowner, as envisaged in the conversion contract signed with the shipyard. It is understood that an identical trial procedure shall be applied for the purpose of recording any improvement in the propulsion power of the Vessel following works undertaken by the Shipowner as specified in para. (c) hereinabove.

2.	Delivery

2.1	The Parties hereby acknowledge that the Vessel has been delivered to the Charterer as at the date and time specified in Clause 1.2 above.

2.2	At the time of delivery, the Vessel complied with the description provided in Schedule 2 A. Following Conversion, the Vessel shall comply with the description provided in Schedule 2 B.

3.	Return

3.1	The Vessel shall be returned in a port in Metropolitan France (except in the event of a specific agreement between the Shipowner and the Charterer) at an available and accessible mooring where it can remain afloat permanently and in total safety.

3.2	The Vessel shall be returned substantially in the same state and condition as applying at the time of completion of the Conversion, normal wear and tear excepted.

Furthermore, but without prejudice to the provisions of the preceding paragraph, the Vessel shall be returned in an “as is” condition following modifications and transformations effected by the Charterer in application of Clause 26.

3.3	In the event that the Charterer wishes to undertake removal and/or restoration procedures, these works shall take place to the extent possible during the charter period as defined in Clause 1.2. The costs for removal and/or restoration procedures shall be for account of the Charterer. The stand-by tariff shall apply during this period except in the event it is agreed that the Shipowner shall provide the same services as during normal service in which case the corresponding charter fee shall apply.

4.	The Vessel

At the time of delivery and for the entire duration of the charter, the Shipowner shall ensure that the Vessel meets the following conditions:

4.1 a)	At the time of delivery, the Vessel was equipped with all of its official certificates, in accordance with the regulations of the maritime register of Panama, the country of its flag, of the classification society and of the international maritime regulations for navigation as defined in Clause 1.

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b)	The same condition shall apply as from return of the Vessel by the shipyard following the Conversion. However, the Shipowner may, at any time and at its sole discretion, place the Vessel under French flag, entered in the register of the French Southern and Antarctic Territories (“T.A.A.F.”), and the Vessel shall be required to be equipped with any certificates required by the French regulations that may apply thereto, by the classification society and by the international maritime regulations for navigation as defined in Clause 1.

Any other change of the Vessel’s flag envisaged by the Shipowner during the charter period shall be subject to the prior agreement of the Charterer in accordance with Clause 29.2.

4.2	The Vessel shall be required, for the entire duration of the charter period, to comply, in respect of its equipment, with that specified in Schedule 2A prior to the Conversion and in addition with that specified in Schedule 2B following the Conversion, and the characteristics of such equipment must be maintained.

4.3	The entire capacity of the Vessel shall be at the disposal of the Charterer, with reservation of appropriate and sufficient space for the crew, the equipment and the supplies specific to the Vessel.

5.	Employment

5.1	The Vessel shall be employed for geophysical prospecting operations throughout the entire world, within the navigation areas normally covered by its insurance and by its official classification and safety documentation. The Charterer shall however have the option of leaving these areas subject to the agreement of the captain on the basis of the capabilities of the Vessel and coverage by appropriate insurance, the cost of which shall be borne by the Charterer.

5.2	The Vessel shall not be sent to or obliged to enter areas affected by epidemic or in which the captain, officers or crew would not be legally obliged to accompany the Vessel.

6.	Obligations of the Shipowner

In general, the Shipowner shall be responsible for any expenses required for the satisfactory performance of the services that it is obliged to provide for the Charterer. This includes the placement at disposal and the fitting-out of the Vessel in accordance with this Charterparty.

6.1	For the entire duration of this Charterparty, the Shipowner shall provide and pay for the linen for the entire Vessel (bed linen, towels, table linen, etc.), except for personal effects. Sheets and towels shall be changed once a week.

The cleaning of the cabins and areas intended for use by the Charterer and its guests shall be undertaken under the same conditions (frequency and quality) as for the areas and cabins of the Shipowner’s officers.

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Food supplies / catering services:

The catering department shall prepare the meals for the personnel of the Charterer (including guests, etc.) living on board on the following basis:

English breakfast, with lunches and dinners to be of a European standard and self-service.

Night time snacks equivalent to a cold meal shall be made available to the Charterer’s watch personnel, when coming on and going off duty (or the Charterer’s guests), all days when work is undertaken at night at sea or in port. To the greatest extent possible, the catering department is to be advised of the number of meals to be prepared, particularly during port stops.

6.2	Duty-free products shall be made available to the Charterer’s personnel, at normal prices for these types of products, if permitted by local regulations and under the management control of the captain and in agreement with the clients of the Charterer.

7.	Obligations of the Charterer

7.1	The Charterer shall provide and pay for the following during use of the Vessel: fuels (the acceptance of each bunkering procedure shall be the responsibility of the chief engineer officer of the Vessel, who shall have the right, in the event that he has reasonable doubts as to the quality of the fuels, to perform such analysis procedures as he deems necessary prior to acceptance), fresh water, port costs, piloting (whether mandatory or otherwise), drainage costs, berthing, towing (when this is mandatory, or at the request of the Charterer, or for safety reasons), consular charges (except where such charges are specific to the captain, officers or crew of the Vessel), agency fees and commissions; the Charterer shall assume any delays and costs resulting from quarantine (including costs for fumigation and disinfection) and charges for radio communication (but only where such communications concern the Charterer).

7.2	The Charterer shall be responsible for the use and maintenance of the equipment used for geophysical prospecting as described in Schedule 3 and the geophysical materials listed in para. 13 of Schedule 2B. The maintenance of the areas of the Vessel associated therewith shall be the responsibility of the Shipowner, and the cleaning and stowing of these areas shall be the responsibility of the Charterer.

7.3	Additional hours of work occasioned by action involving the mob boat (use and maintenance resulting from use on behalf of the Charterer, and with the exception of activities associated with safety) shall be invoiced to the Charterer. The use and maintenance (parts and labour) of the work boat with which the Vessel is to be equipped following Conversion shall be provided by the Shipowner in exchange for payment as specified in Schedule 4, para. 4.3.5.

7.4	The Charterer shall advise the Shipowner, sufficiently in advance, of the work zones to which the Vessel will be assigned during its missions. In the event that the officially-published nautical documents do not make it possible to assess the safety of navigation

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on such missions, without prejudice to the rights and obligations incumbent upon the captain pursuant to the provisions of Clause 13, the Charterer shall bear the costs of measures decided upon in agreement with the Shipowner for the purpose of establishing prior reconnaissance of the areas in question.

7.5	The Charterer shall provide and pay for, during the term of this Charterparty, any taxes imposed by the authorities (except for those of the port of registration of the Vessel and/or the registered offices of the shipowner company and/or its manager) that may have jurisdiction or may claim to have jurisdiction over the waters in which the Vessel is operating, with the exception of the following:

–	Income tax payable by the Shipowner as a result of any payment of charter fees made by the Charterer, including payments at-source that the Charterer may be required to pay in respect of invoices presented by the Shipowner. It is however understood that such an exception relating to payments at-source shall exist only in the case that the authority applying such a measure has signed a tax agreement with the country of the port of registration of the Vessel and/or the registered offices of the shipowner company and/or its manager. In such a case, payments at-source shall be deducted from the payment due to the Shipowner by the Charterer, with the Charterer providing the Shipowner with documents proving payment of this automatic payment;

–	Income tax and social security contributions payable by the crew of the Shipowner.

7.6	In the event of:

–	either amendments to the regulations governing geophysical operations as defined in para. 11 of Schedule 2B;

–	or, at the request of the Charterer, the application to the Vessel of other rules different from those of the classification society and/or statutory authorities,

the costs resulting from the corresponding steps undertaken to ensure compliance shall be borne on a 50:50 basis between the Charterer and the Shipowner up to an amount of one hundred thousand US Dollars (USD 100,000) per event, being an amount evaluated at the time of performance of works to ensure compliance with new regulations or investments made necessary by such regulations. In excess of this amount, the costs for ensuring compliance shall be reflected in the charter fee payable for the remaining period of this Charterparty.

8.	Bunkers

Except in the event that they are already the property of the Charterer, bunkers on board at the time of delivery shall be paid for by the Charterer at the purchase price on the basis of invoices, and the reverse shall apply at the time of return of the Vessel to the Shipowner.

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9.	Maintenance

9.1	Except in the event of suspension of the charter, the Shipowner shall be permitted to keep the Vessel for eighteen (18) hours per month in port or at sea for the purposes of maintenance.

To the greatest extent possible, maintenance works shall be performed with the Vessel at sea, including when the Vessel is involved in geophysical production.

The Charterer undertakes, at the request of the Shipowner and at the cost of the Charterer, to ensure the transport to the Vessel of spare parts for current maintenance and more generally of supplies as needed from a base port to be defined for each mission, making it possible for the Shipowner to transfer such items on board, with the Charterer providing a guarantee as to the possibility of ensuring provision of such supplies in a safe manner and when required.

However, in the event that, either due to failure on the part of the Charterer to provision the Vessel at sea under the above-mentioned conditions, or as a result of meteorological conditions that do not allow performance of the procurement operations in question, to the point that, in the opinion of the Shipowner, the reliability of the equipment to be embarked is compromised, a port stop shall be organised, with the Charterer to co-operate with the Shipowner as to the choice of destination and the date for such port stop, such as to ensure the successful completion of the mission in progress.

In any event, in the event that merchandise is not made available within thirty (30) days following customs clearance in the base port, no full or partial cessation of the service due to be provided to the Charterer by the Shipowner, resulting directly from such non-delivery, shall give rise to suspension of payment of charter fees.

In order to undertake additional maintenance tasks, and so as to enable external assistance such as shipyards and suppliers, the Charterer shall organise a port stop on a twice-yearly basis for a minimum period of three (3) days; these port stops shall take place approximately every six (6) months.

Furthermore, each year, a three (3)-day port stop period in a port equipped with the necessary facilities, and during which the crew shall not be available to the Charterer, shall be provided so as to allow for the inspections necessary for renewal of the statutory and classification certificates and mandatory inspections of safety and rescue equipment. The Shipowner and the Charterer shall work together so as to ensure that this port stop coincides with one of the above-mentioned maintenance stops.

However, these port stop periods shall not be imputed against the maintenance allowance unless the Shipowner has been advised thereof by the Charterer at least three (3) working days prior to the date envisaged for the stop.

9.2	The stoppage of eighteen (18) hours per month shall be cumulative up to sixteen (16) consecutive days. If after twenty-four (24) months, the Shipowner has not careened the Vessel’s hull in dry dock, the accumulated credit shall remain at sixteen (16) days and shall be acquired until the actual date of careening. Following careening, any residual

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credit equal to or less than six (6) days shall be carried forward in its entirety to the following period. The accumulated credit prior to the introduction of the Vessel into the shipyard for Conversion, capped at six (6) days, shall remain acquired by the Shipowner following Conversion.

9.3	The Shipowner shall advise the Charterer at least thirty (30) days in advance in the event of a technical stoppage and at least eight (8) days in advance in the event of current maintenance, of the time required to perform such tasks and of the date that it wishes to select. The Charterer shall co-operate with the Shipowner as to the selection of the date, such as to ensure the successful completion of the mission in progress. The stoppage period must if possible coincide with a normal stop of the Vessel. In the event that, at such time, the Vessel is stopped for a period of time in excess of the credit acquired, the payment of the charter fee shall be suspended until such time as the Vessel is fit to resume service, as specified in Clause 1.1.

9.4	Where the Shipowner undertakes maintenance works at sea but the Charterer is nonetheless able to continue travel at reduced speed or to continue geophysical production with a reduced mechanism or at a speed that is reduced but is sufficient for the deployment of its towed mechanism, the deterioration in performance resulting therefrom shall be counted in the time credit specified in paras. 9.1 and 9.2 hereinabove through application, to the number of hours during which such deterioration was sustained, of an adjustment coefficient taking into consideration the number of streamers deployed and the actual production speed; the method of adjustment is defined in more specific detail in Schedule 7.
In the event that the maintenance works continue for a period in excess of the accumulated time credit available, the charter fee shall be adjusted on a prorata basis according to the number of streamers deployed and the recorded production speed, in all cases according to the method described in Schedule 7.

10.	Suspension of charter fees

The above provisions shall apply only for the charter period following the Conversion of the Vessel.

10.1	In the event of dry-docking or in the case of any other measure required for maintenance of the performance characteristics of the Vessel, in the case of deficiency or lack of crew or failure in procurement that does not result from a failure on the part of the Charterer in the fulfilment of its obligations, in the event of machine failure, damage to the hull or another accident or more generally deficiency or lack of the equipment as described in Schedule 2B, which circumstance prevents the performance of the services to be provided by the Shipowner and/or the operation of the Vessel and/or the placement at the disposal of the Charterer of the resources envisaged by this Charterparty and where such circumstance is sustained for more than a cumulative period of twenty-four (24) hours per month (not to be carried forward), no charter fees shall be paid beyond this threshold amount for the time thus lost during which the Vessel remains incapable of providing the service required. Any operating expenses (in excess of the above-mentioned threshold amount) associated with the incapacity: travel time to reach and return from an equidistant location, fuels, water, port costs, piloting,

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agency fees, etc., shall be for account of the Shipowner; any charter fees paid in advance shall therefore be recovered.

10.2	If, notwithstanding the occurrence of any of the events described in Clause 10.1, the Charterer is in a position to continue travel at reduced speed or to continue geophysical production using a reduced mechanism or at a speed that is reduced but sufficient for the deployment of its towed mechanism, the deterioration in performance resulting therefrom shall be counted in the threshold amount specified in para. 10.1 hereinabove through application, to the number of hours during which such deterioration was sustained, of an adjustment coefficient taking into consideration the number of streamers deployed and the actual production speed; the method of adjustment is defined in more specific detail in Schedule 7. In excess of the threshold amount, the charter fee shall be adjusted on a prorata basis according to the number of streamers deployed and/or the recorded production speed according to the method described in Schedule 7.

10.3	Dry-docking and periodical annual works shall be undertaken to the extent possible during periods when the Vessel is out of service at the request of the Charterer. In the event that the Vessel is in continuous service for a period in excess of eighteen (18) months, the Charterer shall be required to grant the Shipowner, within the twelve (12) months following, the time necessary for a technical stoppage with careening and the corresponding detours. Any expenses associated with dry-docking and periodical works (including agency fees, fuels, charter fees) shall be for account of the Shipowner.

10.4	The dates and locations for scheduled dry-docking shall be decided upon by mutual agreement. In any event, the Charterer shall be required to position the Vessel in an area located at least three (3) days travel from a shipyard that is able to accommodate the Vessel, or failing that to assume responsibility for the time required for detour in excess of six (6) days.

10.5	In the event that the Vessel is required to put in a port or anchorage as a result of poor weather or fatigue, any delay and/or cost resulting from such delay would be for account of the Charterer, except in the case where it is caused by the employees of the Shipowner, or where such employees have contributed thereto.

10.6	In the event that the Vessel is stopped as a result of Force Majeure, there shall be no suspension of payment of charter fees. Force Majeure shall be considered to be those cases where the Vessel is out of service as a result of circumstances external to the Parties, which the Shipowner could not reasonably have foreseen or avoided, excluding perils of the sea.

10.7	In the event that, due to acts of the Charterer, the Shipowner is prevented from carrying out maintenance works as envisaged in Clause 9, no suspension of payment of the charter fees as defined in para. 10.1 may take place for the purpose of remedying damage directly attributable to the lack of maintenance specified hereinabove.

10.8	In the event that, at the request of the Charterer, the period of time between two careening procedures has extended for more than thirty (30) months, no reduction in the contract speed as a result of poor condition of the hull may give rise to any suspension in payment of charter fees.

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11.	Stand-by

11.1	For as long as the charter fee applicable to this charter is that set in Schedule 4, para. 4.1, a request by the Charterer to place the Vessel on stand-by in accordance with the following provisions shall not result in any reduction in the daily charter fee payable by the Charterer.

11.2	The Charterer shall have the right, at any time, to decide to place the Vessel on stand-by in a safe port selected by mutual agreement, subject to notice of [*] days. In the event that the geophysical study in progress has not been completed on the contractual date for commencement of stand-by, the Charterer may complete this study prior to placement on stand-by, and the Charterer shall advise the Shipowner of the envisaged date for completion of the study in progress.

Stand-by position shall commence on expiry of the notice period specified above, on condition that the Vessel has been in the port envisaged for stand-by for a minimum of forty-eight (48) hours.

It is hereby agreed that in the event that the Vessel has not reached the port selected by mutual agreement within a maximum period of thirty (30) days following the contractual date for commencement of stand-by as specified in the first paragraph above, and in the absence of new information notified by the Charterer to the Shipowner within this period, this request for placement on stand-by shall automatically be null and void.

11.3	The Charterer shall advise the Shipowner in advance of the approximate stand-by duration. The stand-by duration shall not be less than thirty (30) days. The Charterer shall provide the Shipowner with notice of at least fifteen (15) days to advise it of the date on which normal service is to be resumed.

11.4	The costs for repatriation and return of the members of the crew released from service on board during the stand-by period shall be for account of the Charterer on the basis of the duration of their time embarked, including where applicable compensation for dismissal or costs for remaining on board, at the discretion of the Charterer.

11.5	The Shipowner may use stand-by periods to conduct works that may be required to maintain the Vessel, and the Charterer shall be authorised to carry out works on the geophysical materials and equipment.

11.6	For a stoppage in port for more than thirty (30) days, the Shipowner shall return to the Charterer any insurance premium that may have been repaid by the Insurance Company, provided that the Vessel remains subject to the charter at the charter fee for normal service or at the charter fee for stand-by.

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12.	Refuelling operations

12.1	The Charterer shall make arrangements for the supply and routing of fuel for the Vessel at sea, and shall have sole responsibility therefor. The Charterer shall however ensure that during port stops the Vessel is refuelled at the quay.

12.2	The equipment used for refuelling operations at sea is the property of the Charterer. The maintenance of this equipment shall be the responsibility of the Charterer.

12.3	The captain shall alone be empowered to decide as to the performance of refuelling operations at sea on the basis of local conditions (traffic, meteorological constraints, suitability of the refuelling vessel and/or its crew, etc.) and of the condition of the equipment required for the transfer of fuel (risks of pollution).

13.	Captain and crew

13.1	The captain shall undertake all missions and voyages promptly and shall comply to the greatest extent possible with the schedules that have been provided to him by the Charterer or its mission chief, without compromising the safety of the Vessel and/or its crew.

The captain shall report to the Charterer in respect of the use of the Vessel, the maritime agencies and any other provisions associated with the performance of geophysical prospecting works.

In the event that the captain reasonably believes that the fulfilment of instructions received from the Charterer or its mission chief may place the Vessel and/or its crew in danger, including as a result of lack of fuel, he must so advise the mission chief immediately and shall be entitled to refuse to fulfil such instructions: any all other cases, such fulfilment of instructions shall fall within the sphere of the obligations and responsibilities of the Shipowner.

The Charterer shall advise the captain of the area of operation envisaged for the Vessel, and the captain shall be fully and solely responsible for the selection of the route taken to reach this area of operation or to get from one work zone to another.

The captain, officers and crew of the Vessel shall co-operate fully with the Charterer, its mission chief and its technicians to ensure the success of the mission.

In the event that the Charterer has reason to be dissatisfied with the conduct of the captain, officers or crew of the Vessel, the Shipowner shall conduct an inquiry into the matter promptly as soon as a complaint has been received from the Charterer.

In the event that this becomes necessary and subject to the proviso that personnel are available, the Shipowner shall replace the person or persons about whom the Charterer has complained; the resulting costs shall be for account of the Shipowner. If the Charterer requests the replacement of personnel for commercial reasons, the Shipowner

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shall undertake such replacement but the costs occasioned shall be for account of the Charterer.

13.2	The Vessel shall work day and night, if required, without the Charterer being required to pay overtime amounts, except in accordance with the provisions of Clause 7.3.

13.3	The captain and the chief engineer officer shall keep the ships logs up-to-date and shall submit these to the representatives of the Charterer at their request.

13.4	All deck and engine officers shall be able to speak in English, when so required.

13.5	Nothing in this clause or in this Charterparty as a whole shall be interpreted as a transfer to the Charterer of the nautical management of the Vessel and any responsibilities associated therewith.

14.	Waiver of liability towards third parties

The Shipowner shall not be liable for loss or damage caused to third parties by the specific activities of the Charterer, such loss and damage being the sole responsibility of the Charterer. The Shipowner shall however retain sole liability and charge for remedying any damage caused to third parties by the Vessel, irrespective of the cause of such damage. No clause contained in this Charterparty may be interpreted as constituting a waiver by the Shipowner of the right to avail itself of a right limiting liability that the Shipowner may have pursuant to the law or pursuant to any specific agreement.

15.	Waiver of liability as between the Parties

15.1	Each of the Parties shall bear the cost of accidents that may occur to its employees during the performance of this Charterparty. Each Party therefore renounces recourse against the other Party for injury or death of its employees. It is understood that this waiver does not prejudice any rights and recourse of the individuals or their heirs, or the social security authorities, or any other similar institution, such recourse remaining for account of the Party responsible.

Each of the Parties shall bear the costs of loss and damage to its own property and therefore of the damage therefrom, irrespective of the cause thereof. It is thus stated that the Shipowner shall retain responsibility for any losses and damage, irrespective of the cause thereof, caused to the equipment described in para. 13 of Schedule 2B, including the cost of the replacement or repair thereof, to the extent that such loss or damage is covered by the Vessel’s hull insurance policy. The Charterer, notwithstanding the provisions specified in the paragraph below, shall retain responsibility for the cost of repair of such equipment (including where necessary the replacement thereof) to the extent that the loss or damage that resulted in such replacement or repair is not covered by the Vessel’s hull insurance policy.

The Charterer, its sub-contractors, its clients, the sub-contractors of its clients, the associates of its clients and their respective personnel, agents and representatives engaged in the geophysical activities of the Vessel as defined in Clause 5, shall not be

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liable for loss or damage caused to the Vessel (including the equipment described in para. 13 of Schedule 2B) by their equipment or activities (including damage resulting therefrom for any reason whatsoever). The Shipowner and its personnel respectively shall not be liable for loss or damage caused to material or equipment of the Charterer (including damage resulting therefrom for any reason whatsoever) during the performance of this Charterparty. The Shipowner and the Charterer therefore waive recourse each against the other and undertake to obtain from their insurers and other interested parties the same reciprocal waiver of recourse.

15.2	The Charterer releases the Shipowner from any liability deriving from non-compliance with local regulations, transportation of illegal merchandise, contraband or trafficking of any nature alleged against its personnel and/or its client and/or any person on board through its offices.

15.3	No provision in this Charterparty as a whole shall be interpreted as a transfer of liability from the Shipowner to the Charterer.

16.	Insurance

16.1	The Shipowner shall insure, at its cost and against all risks, the Vessel’s hull and engines as well as its own crew, their civil liability and the risks of war, at the normal rate, and generally speaking shall take out any insurances required for the purpose of meeting the requirements of this Charterparty and the schedules thereto.

In the context of Vessel’s hull insurance, the Shipowner shall insure, at its own cost, the geophysical equipment fitted in the Vessel, a list of which appears in para. 13 of Schedule 2B; the excess for this insurance, to the extent that this equipment is the subject of a claim, shall be divided between the Shipowner and the Charterer on a pro rata basis according to the damage sustained as assessed by the insurers.

The Shipowner shall also insure the work boat specified in Schedule 3, which shall be subject to a reduced excess as compared to the other geophysical equipment, with this excess and the non-insured portion of any damage being for account of the Charterer.

Each year, the Shipowner shall provide copies of the hull, P & I and pollution insurance contracts.

Such insurance or insurances shall be required to contain a waiver of recourse on the part of the insurers by which such insurers undertake not to take any action against the Charterer, its personnel, the sub-contractors of the Charterer, the clients of the Charterer and their respective sub-contractors and associates, personnel, agents or representatives, whether these are its employees or otherwise, who are engaged in the geophysical activities of the Vessel or who are on board through the offices of the Charterer.

16.2	The Charterer shall be responsible for insuring its equipment, personnel and any person on board the Vessel through its offices, and the responsibilities incumbent upon it in application of Clause 14. Such insurance or insurances shall be required to contain a waiver of recourse on the part of the insurers against the Shipowner.

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In this clause, sub-contractor shall be taken to mean any entities contractually linked either with the Charterer or with the clients of the Charterer.

16.3	The Shipowner and the Charterer shall work together to arrange, following the Conversion, any adjustments to the insurance cover for the Vessel and new equipment and materials equipping it, according to their respective interests in these new installations and in particular for the geophysical equipment that is owned by the Shipowner.

17.	Advances

The Charterer shall advance to the captain, if so requested, through its port agents, the amounts of money necessary to cover the normal requirements of the Vessel, but up to a maximum amount of fifteen thousand US Dollars ($15,000) per month or the equivalent amount in local currency. For advances exceeding five thousand US Dollars ($5,000), the Shipowner shall endeavour to provide reasonable notice. These advances shall be deducted at the time of payment of the charter fees to the Shipowner.

However, in the event that the provision of these advances would engender particular difficulties for the Charterer in certain ports, the Charterer shall advise the Shipowner, which shall then take responsibility for the provision in such ports of the advances requested by the captain.

18.	Loss of the Vessel

In the event that the Vessel is lost or reported missing, whether loss is total or assumed to be total, the charter fees shall cease to be paid as from the date of the loss. If the date of the loss cannot be precisely determined, half of the charter fee shall be paid as from the date on which the last news of the Vessel was received until the estimated date of its next arrival in the next scheduled port/site. Any charter fees paid in advance shall be repaid to the Charterer pro rata temporis.

19.	Salvage

19.1	Any salvage or assistance services rendered by the Vessel to other vessels shall be decided upon by mutual agreement (except in the case of saving of human lives, in which case the captain alone shall decide) between the Shipowner and the Charterer; benefits shall be shared equally between the Shipowner and the Charterer, following deduction of crew costs and any other costs associated with the operation, including remuneration paid pursuant to this Charterparty during the time lost for purpose of carrying out rescue operations as well as the repair of any damage and the lubricants and fuels consumed.

The Charterer shall be bound by any undertakings made by the Shipowner in respect of providing payment for salvage operations and establishing the amount therefor.

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19.2	In the event that the Vessel is required to provide assistance to any other vessel owned or chartered by the Charterer or by a CGG Group company and if the Shipowner would normally be entitled to claim any sum of money for such assistance, the Shipowner hereby agrees not to claim, directly or indirectly, any compensation in respect of the cargo and equipment or materials belonging or entrusted to the care of or leased to the Charterer and embarked on the vessel to which assistance is provided.

20.	Sub-charter

The Charterer shall have the right (with the prior agreement of the Shipowner) to sub-charter the Vessel after having provided the Shipowner with notice of sixty (60) days. The agreement of the Shipowner shall not however be required in the case of a sub-charter to a CGG Group company.

In the event of any sub-charter, the Charterer shall remain liable to the Shipowner for the satisfactory performance of this Charterparty in all circumstances.

21.	War

21.1	The Vessel shall not, except with the prior consent of the Shipowner, be directed to or continue on a route towards any area, or continue a voyage, or be used for a service that would take it into an area that would be hazardous as a result of acts of war, whether actual or threatened, hostilities, similar operations, acts of piracy or hostilities directed against the Vessel or its cargo, by any person, body or State, revolution or civil war. Furthermore, the Vessel shall not be exposed in any manner to any risks or penalties, as a result of the application of sanctions, or transport merchandise that could in any manner expose it to risks of seizure, capture, penalties or other intervention on the part of warring or fighting powers or parties or by any government or governing agency.

21.2	In the event that the Vessel approaches or receives an order to travel to such an area, or would be exposed in any manner to such risks:

–	the Shipowner shall be entitled, as such action proceeds, to insure its interests in the Vessel against any risks likely to be incurred as a result, under conditions that it deems to be suitable; the Charterer shall be required to repay the premiums to the Shipowner when requested to do so, up a maximum of the excess premiums established by the insurance for war risks in areas excluded from cover at the normal rate for these risks by French insurance policies;

–	the Charterer shall also repay the excess premiums that may be associated with the “loss of charter earnings” cover of the Shipowner as a result of navigation in the areas in question; the cover for charter fees envisaged by this provision shall not exceed three (3) months’ charter fees at the stand-by rate;

–	notwithstanding the provisions of Clause 11, remuneration shall be payable for any time lost, including time lost as a result of loss or damage affecting the captain, officers or crew, or as a result of the refusal of the crew to travel to such an area or to be exposed to such risks.

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21.3	In the event that the wages of the captain, officers and/or crew, or the cost of supplies and/or items procured for deck and/or engineer requirements and/or insurance premiums, is increased as a result of the existence or during the existence of the events specified in para. 21.1, the amount of any increase shall be added to the remuneration and paid by the Charterer on presentation of the account by the Shipowner, such an account to be submitted each month.

21.4	The Vessel shall have liberty to comply with any orders or directives relative to departures, arrivals, routes, stopover ports, stoppages, destinations, deliveries or in any other matter provided by the government or any person (or body) acting or claiming to act with the authority of such government or for any committee or person having, under the conditions of the insurance against risks of war in respect of the Vessel hull, the right to give such orders or directives.

22.	Requisition or detention

In the event that the Vessel is detained or requisitioned by any national authority, the Vessel shall be deemed to be subject to “suspension of charter” as from the day of such requisition or detention. The Shipowner and the Charterer shall work together in the performance of any possible actions for the purpose of ensuring the release of the Vessel.

Any compensation that may be paid in respect of the requisition, and being in excess of the specific insurances of the Shipowner (loss of operation, Vessel hull insurance) shall be shared between the Shipowner and the Charterer according to a formula to be defined by mutual agreement.

23.	Persons not authorised on board and confidentiality

Except in the context of a salvage operation, the Shipowner and the captain shall not allow the embarkation onto the Vessel (whether at sea or in port) of any person other than the members of the crew or the agents of the Shipowner or of the Charterer, unless such person or persons have been given written permission to come aboard by the mission chief or the Charterer’s captain. The Shipowner undertakes, on its own behalf and on behalf of its agents, to comply with the confidentiality clause appearing in Schedule 1 and to ensure compliance therewith.

24.	Charter fees

24.1	The various charter fees payable for normal service or stand-by service by the Charterer in performance of this Charterparty are established in Schedule 4. No charter fees shall be payable by the Charterer for the duration of any period of suspension as specified in Clause 1.2. (b) above.

24.2	The daily portion of the charter fee — normal service — applicable as from the completion of the Conversion appearing under the heading “Opex” on the table in Schedule 4 (and corresponding to the operating costs for the Vessel — technical costs, crew costs and insurance as specified in Clause 16.1) — shall be indexed annually and revised at the end of each three-year period and where applicable adjusted under the conditions specified

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in this Clause. It is specified for the application of the provisions below that the seventh and eighth years of charter shall be deemed to constitute together a three-year period.

a)	Annual flat-rate indexing of Opex

On each anniversary of the date of resumption of the charter as specified in Clause 1.2. (c) above, this portion of the charter fee shall be increased on a flat-rate basis by three percent (3%), with effect from the first day of the following year.

b)	Any three-yearly adjustment of Opex

On expiry of each three-year period following the date of resumption of the charter as specified in Clause 1.2. (c) above, a comparison shall be undertaken between:

(i)	the total amount of the annual operating costs as indexed annually in application of a) above during the three-year period that has just been completed (“Indexed Three-yearly Operating Costs”, or -ITOC-);

and

(ii)	the total amount of the actual annual operating costs for the Vessel over the same three-year period (“Actual Three-yearly Operating Costs”, or -ATOC-).

If the variation percentage — positive or negative — between the Indexed Three-yearly Operating Costs and the Actual Three-yearly Operating Costs is less than or equal to six percent (6%), no adjustment shall be made to the portion of the charter fee corresponding to operating costs for this three-year period.

In the opposite case, if this variation percentage — positive or negative — is greater than 6%, an adjustment — either upward or downward — shall be made to the portion of the charter fee corresponding to the operating costs for the three-year period in question. The amount of this adjustment to the charter fee (“FA”) shall then be calculated by application of the following formula:

FA = ATOC – (ITOC x 1.06)

If FA is negative, the amount thereof shall be paid forthwith by the Shipowner to the Charterer.

If FA is positive, the amount thereof shall be paid forthwith by the Charterer to the Shipowner.

c)	Three-yearly review of Opex

Irrespective of the percentage of the variation observed at the expiry of any three-year period between the Indexed Three-yearly Operating Costs and the Actual Three-yearly Operating Costs, the portion of the daily charter fee – normal service

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- corresponding to the costs for operation of the Vessel applicable with effect from the first day of the following three-year period shall be recalculated on the basis of the actual operating costs for the third year of the preceding three-year period and the annual indexing specified in a) above shall be applied to this new amount.

d)	Elements exclusively indexed

The amount appearing under the heading “Mgt fees” in the table in Schedule 4 as well as the remuneration payable for the work boat agreed in Point 4.3.5 of Schedule 4 shall be subject only to flat-rate annual indexing of three percent (3%) as defined in a) above, for the entire term of the charter.

24.3	In the event that, at the request of the Charterer or its clients, the turnover of the personnel of the party managing the Vessel on behalf of the Shipowner is more frequent than is normal practice on geophysical survey vessels managed by the same managing entity, the additional costs that result shall be for account of the Charterer.

24.4	In addition to the charter fees payable, as agreed in Schedule 4, the Charterer shall pay to the Shipowner, in respect of the feeding of the personnel of the Charterer, an all-inclusive amount of thirty-three US Dollars and fifty cents ($33.50) per man per day; this amount will be indexed at a rate of two point five percent (2.5%) per annum.

24.5	The various components of the charter fees as defined above shall be paid in accordance with Clause 25.

25.	Payment terms

25.1	The charter fees specified in Clause 24 shall apply for the respective date and time for delivery as indicated in Clauses 1 and 2.

25.2	The payment of the charter fees shall take place in cash on a monthly basis and in advance on presentation of an invoice, without discount. Except in the case of settlement of the initial charter fee made on the day of delivery of the Vessel to the Charterer, the invoice for each monthly charter fee must reach the Charterer a minimum of thirty (30) days prior to its due date.

However, payment of the initial monthly charter fee due following the Conversion shall be made by the Charterer on the day when the Vessel is made available to the Charterer as specified in Clause 1.2 (c) of this Charterparty. The Shipowner shall endeavour, to the greatest extent possible, to notify the Charterer of the date on which the Vessel will be made available once again, with a notice period of two working days. In the absence of such notification from the Shipowner, this initial charter fee due shall be payable by the Charterer at the latest on the third working day following the date on which the Vessel is once again made available.

Payments are to be made by the Charterer for credit to such bank account as is indicated by the Shipowner.

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Any charter fees and other sums unpaid two (2) working days after their due date shall automatically accrue interest in favour of the Shipowner at a rate equal to LIBOR three (3) months plus two (2) points calculated up to the date on which they are effectively paid into the Shipowner’s account, without prejudice to the enforcement of the rights of the Shipowner in accordance with para. 25.6 hereinbelow.

25.3	At the time of payment, the Charterer shall be authorised to deduct the following:

•	amounts corresponding to any periods when service was interrupted during the preceding month or months and not yet recovered;

•	the amount of any sums paid by the Charterer on behalf of the Shipowner (minor works etc.).

25.4	The right of the Charterer to deduct the amounts owing thereto does not in any way constitute an impediment to the right of the Charterer to exercise other rights and avenues of recourse pursuant to this Charterparty or in application of the law.

25.5	The charter fees as defined in Schedule 4 take into consideration all of the costs that the Shipowner has undertaken or shall undertake in the provision and maintenance of the Vessel and the service in accordance with the stipulations of this Charterparty.

25.6	In the event that the Charterer fails to make payment of the charter fees due to the Shipowner, the Shipowner shall have the right to require such payment in writing from the Charterer; if the payment is still not made within eight (8) calendar days following receipt of such requirement to pay, the Shipowner shall have the right to withdraw the Vessel from the service of the Charterer without protest and without the intervention of any court, without any particular formality and without prejudice to any other claim or damages that the Shipowner may claim from the Charterer.

26.	Modification and transformations

26.1	Subsequent to the Conversion, the Charterer shall be authorised to effect, at its own risk and cost, such transformations as it deems necessary for the purpose of adapting the Vessel to the requirements of its activities. The Charterer shall advise the Shipowner in advance of any works and modifications affecting the Vessel (subject to the proviso that the safety of the Vessel not be compromised), and in all areas, with the agreement of the Shipowner, which shall provide any reasonable assistance to the Charterer.

The transformation procedures concerned must be performed with the agreement of the competent maritime authorities and the Vessel’s classification society where the works impact upon such entities.

The Vessel shall be returned and reinstated as agreed in Clause 3 above. The modifications or transformations made during the charter period may be left in place without charge to the Shipowner if it so wishes.

The equipment that the Charterer has installed during the charter period shall, at the discretion of the Charterer, upon expiry of this Charterparty, be either removed from the

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Vessel at the cost of the Charterer or left on board without cost for the Shipowner, which shall automatically become the owner thereof. The time required and the cost incurred for reinstatement associated with any removal of such equipment by the Charterer shall be for account of the Charterer.

During the period required for the works, the stand-by charter rates shall apply. However, if it is agreed that the Shipowner shall provide the same services as during normal service, the corresponding charter fee shall apply.

27.	Arbitration

Any dispute as to the application and/or interpretation of this Charterparty shall be subject to arbitration in Paris, according to the procedure of the Maritime Arbitration Court of Paris. This Charterparty shall be interpreted in accordance with French law.

28.	General Average

General Average, if any, shall be adjusted according to the York-Antwerp Rules 1994 or any subsequent amendments thereto, as in force at the time of the casualty. Remuneration shall not contribute to General Average.

29.	Sundry provisions

29.1	Delegation of this Charterparty:

This Charterparty is personal to the Parties, and it may not therefore be delegated by either Party.

However, for the purposes of the financing of the Conversion, the Shipowner shall have the right to delegate this Charterparty as security for such financing.

29.2	The Shipowner shall have the option of changing the Vessel’s flag during the term of this Charterparty, with such change being subject to the prior agreement of the Charterer. Such agreement may not be refused without valid grounds.

29.3.	In this Charterparty, the term “month” shall be taken to mean a calendar month.

29.4.	The following Schedules, which are attached to this Charterparty, constitute an integral part thereof:

-	Schedule 1	–	Confidentiality
-	Schedule 2A	–	Technical characteristics of the Vessel prior to Conversion
-	Schedule 2B	–	Technical characteristics of the Vessel following Conversion
-	Schedule 3	–	List of geophysical equipment owned by the Charterer on board the CGG MISTRAL following Conversion

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-	Schedule 4	–	Applicable Charter fees
-	Schedule 5	–	Technical objectives of Conversion
-	Schedule 6	–	Conversion of the Vessel
-	Schedule 7	–	Calculation of the time credits for Clauses 9 and 10 Calculation of reductions in charter fees

30.	Option to purchase

On expiry of the period of eight (8) years as agreed in Clause 1.2 (c) above, and subject to the proviso that the Charterer has fulfilled the obligations incumbent thereupon in performance of this Charterparty, the Charterer shall have the right to request that the Shipowner transfer ownership in the Vessel to the Charterer (with the right to substitute its parent company, Compagnie Générale de Géophysique).

The Shipowner must be advised of the exercise of this option to purchase at the latest three (3) months prior to the date of expiry of this Charterparty.

Subject to the prior payment by the Charterer of all amounts due in performance of this Charterparty, the transfer of title in the Vessel to the Charterer shall take place on its date of expiry, for an amount of [*], payable in cash against transfer of ownership in the Vessel.

The Vessel shall be sold on the basis “as is, where is”, which is agreed by the Charterer.

31.	Notifications

For the performance of this Charterparty and throughout the term thereof, the Parties elect domicile as follows:

The Shipowner:

KANTWELL OVERSEAS SHIPPING COMPANY S.A.
C/O LOUIS DREYFUS ARMATEURS
Fleet Management Department
87, avenue de la Grande Armée
75782 Paris Cedex 16
Telephone: +33 (0)1 40 66 11 11
Facsimile: +33 (0)1 45 00 23 97
Telex: 645188

The Charterer:

C.G.G. MARINE
Département Opérations
1, rue Léon Migaux 91341 Massy
Telephone: +33 (0)1 64 47 30 00 / 64 47 36 58

Facsimile: +33 (0)1 64 47 39 45
Telex: 692442+

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Entered into in Paris, on 25 June 2002
In two original copies.

THE CHARTERER:	THE SHIPOWNER:

[signed] CGG MARINE	[signed] KANTWELL OVERSEAS SHIPPING COMPANY S.A.

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SCHEDULE 1

CONFIDENTIALITY

The Shipowner, its agents and its employees hereby agree, through this confidentiality undertaking:

–	to treat as confidential and not to disclose information that may be sent to them and more generally anything that they may learn as to the methods, techniques and equipment used by CGG MARINE, irrespective of whether such methods, techniques and equipment are specific to it or employed by agreement with third parties.

–	to treat as confidential and not to disclose anything that they may learn as to the results of geophysical prospecting activities, irrespective of the dates on which such activities are effected and the methods and resources employed.

They acknowledge that CGG MARINE is the exclusive owner of these results.

They acknowledge that improvements due to modifications that they may suggest in respect of the methods, techniques and equipment employed by CGG MARINE shall become the industrial property of CGG MARINE, subject to the individual rights recognised by the law to inventor employees.

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SCHEDULE 2 A

TECHNICAL CHARACTERISTICS OF THE VESSEL PRIOR TO CONVERSION

1.	DESCRIPTION OF THE VESSEL PRIOR TO CONVERSION

Name:	“CGG MISTRAL”

Flag:	Panama

Port of registration:	Panama

Constructed:	May 1991- BAATSERVICE VERFT MANDAL, NORWAY

Class:	Bureau Véritas
Class 1
X Special service / Seismic survey vessel
Unrestricted navigation
Ice III
X AUT – UMS
X MACH
SOLAS 1983- OMI 534

Designator:	3 F H D 6

Dimensions:	Overall length: 95.50 m
Length between perpendiculars: 84.96
Beam: 15.60 m
Max beam: 20.16 m
Depth to main deck: 7.10 m
Freeboard draught: 6.00 m

Gross tonnage:	4417 (UMS)
Register tonnage:	1325 (UMS)

2.	USABLE CAPACITIES

Heavy fuel oil	:	766 m3
Diesel	:	83 m3
Gas oil	:	2 m3
Fresh water	:	115 m3
Production of fresh water	:	2 x 10 t / day

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Ballast	:	300 m3
Oil for seismic cables	:	45 m3

3.	SPEED / PERIOD OF OPERATIONS [AUTONOMY]

Cruising speed (travel)	:	14 knots
Traction in operations	:	approx. 25 t
Period of Operations [Autonomy]	:	max 40 days
Daily consumption
Transit	:	5 t HFO

4.	PROPULSION SYSTEM / AUXILIARY ENGINES

Main engine BRM8	:	1 x 3000 Kw BERGEN DIESEL –

Fuel	:	HFO max: 380 Cst at 15°C

Propulsion propeller	:	ULSTEIN – LIAAEN variable pitch

Auxiliary engines DIESEL	:	3 x 1200 Kw / 720 rpm BERGEN KRG 8

Back-up generator PENTA	:	1 x 300 Kw / 440 V / 60 Hz VOLVO
TAMD 162/L5A 475 M

5.	HULL FITTINGS

Steering gear	: Type ZUO – HYDROSTER (Poland)

Steerable bow thruster	: 1 x 520 Kw variable pitch BRUNVOLL A/S AR – 55 LNC- 1600

Transverse stern thruster	: 1 x 250 Kw fixed pitch – two-speed ZAMECH-LIAAEN (Poland) Type N. 1.3-250

Windlass	: TOWIMOR- KVII 42- 2LO101 hydraulic-powered (Poland)

Capstan (no.: 2)	: TOWIMOR- G3 A/023 hydraulic-powered (Poland)

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Loading cranes:

- stern, starboard	: 1 x 2.3 t @ 10 m MCV-1085- 2.3 T – 10
- stern, port	: 1 x 3 t @ 10 m MCV – 1085-3 T-10 (hydraulic)
- aft	: 1 x 1 t @ 6 m MCV- 856- IT –6M (hydraulic) HYDRALIFT

Rescue craft:

- 1 life raft – type MATHILDA supplier: JORGENSE & VIK A/S 46 persons
- 1 MOB boat – type UFAS Seabear 23 MK Ila
- 7 RFD floats for 141 persons
- 8 buoys / 12 life jackets (mandatory) + 110 additional
- 55 survival suits

6.     RADIO – NAVIGATION SYSTEMS

1	Rudder Angle indicator	Robertson	Panorama I
2	Auto Pilot	Roberson	AP9 MK2
1	Remote control	ZR/ Bridge	BERGEN DIESEL
1	Radar S-Band (10 cm)	JRC / Raytheon	ARPA/3410/12SU1
1	Radar X-Band (3 cm)	JRC / Raytheon	Tm/ 2525/7XU
1	Gyro compass	SPERRY	MK37 Mod.E
1	Echo sounder	JRC	JFE 570S
1	Speed log	SAGEM	LHS
1	GPS Receiver	Koden	KGP 38
1	Radio Station GMDSS – A1/A2/A3	Sailor	Compact 2000
Including:
	2 VHF Radiotelephony	Sailor	RT 2048
	2 VHF Dsc	Sailor	RM 2042
	1 MF/HF Transceiver / 600 W	Sailor	T 2131
	1 MF/HF Dsc	Sailor	RM 2150
1	VHF	ICOM	ICM 56
1	VHF	Sailor	RT 2047
1	VHF	Sailor	RT 2048
1	Pabx system	Vingtor	VMP 112/8
1	Talk Back System	Vingtor	VRC
1	Weather chart receiver	JRC	JA X 9
1	Navtex receiver	JRC	NCR 300A
1	Satcom Inmarsat A	JRC	JUE-45 A MK II
1	Satcom Inmarsat C	SPERRY	MCS-3C

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1	Satcom Inmarsat C	Sailor	H2095B
1	Telefaxsimile	Panasonic	KFX-3000
1	Radio direction finder	TAIYO	ADDF TD C318
1	Epirb	Kannad	406 WH
2	Radar Transponder	Serpe Iesm	Rescuer
3	Portable VHF GMDSS	Jotron	Tron
1	MF/HF Transceiver	Sailor	RE 2100
1	Homing Transmitter 410 Khz	Sait	ET 150
4	Portable VHF Walky-Talky	Motorola	MX 1000
1	Aeronautical fixed VHF	Icom	IC A 200
1	Aeronautical portable VHF	Icom	IC A 3E
1	Engine Remote Control	Bergen Diesel	ZR/Bridge
1	Alarm & Monitoring system	Norcontrol	DataChief-7 midi

7.	FACILITIES

23 single cabins with toilet facilities
16 double cabins with toilet facilities
including 23 cabins reserved for Charterers personnel
Hospital facility with 2 beds
Dining room / cafeteria for 46 persons
Fully air-conditioned areas
Cool rooms for 40 days supplies for 55 persons

8.	AREAS RESERVED FOR CHARTERERS

- Laboratories (separately air-conditioned)
- Magnetic tape store
- Service rooms (lab, stores, workshop, etc)
- On the working deck
- Rooms for recording cables
- Hydraulic machine room

9.	HIGH-PRESSURE COMPRESSORS

4 x 1100 CFM- LMF Type VSG 31/30
in a separate room
3300 CFM at 138 bars on deck

10.	ELECTRICITY PRODUCTION

Alternators: 3 x 1510 kva, 440 V / 60 hz HITZINGER – SGV- 1C-10T

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The electricity production enables, as a maximum requirement, the simultaneous and continuous operation at sea of three high-pressure compressors or equivalent consumption.

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SCHEDULE 2B

TECHNICAL CHARACTERISTICS OF THE VESSEL FOLLOWING CONVERSION

The provisions contained in this schedule define the modifications to be made to the Vessel during the Conversion as compared to its description appearing in Schedule 2A.

On presentation of the Vessel by the shipyard responsible for the Conversion for acceptance by the Shipowner, the technical characteristics of the Vessel will be adjusted on the basis of the actual data as accepted.

A new Schedule 2 containing all of the actual data from Schedules 2A and 2B will be prepared and will be substituted automatically for this Schedule 2B.

Therefore, as from the preparation of such schedule, any reference in this Charterparty to
Schedule 2B will be read as a reference to this new Schedule 2.

1.	DESCRIPTION OF THE VESSEL FOLLOWING CONVERSION

The principal changes in the Vessel following Conversion relate to the following: enlargement of the Vessel from 15.6 m to 22.9 m via the addition of sponsoons; an increase in the number of streamers from 6 to 10; a new seismic hangar with separate source deck and streamer deck and new helideck; a new, larger instrument room with more seismic rooms; increase in propulsion power from 3,000 kW to approximately 8,700 kW, including 2 new full and independent propulsion units; increase in fuel and fresh water capacity; addition of 3 rolling-resistance tanks and new cabins for 4 additional persons on board.

2.	USABLE CAPACITIES

MDO	: approx. 1600 m3
Fresh water	: approx. 200 m3
Oil	: approx. 45 t
Streamer oil	: approx. 30 t

3.	SPEED / AUTONOMY

Speed of travel	: 14.5 knots
Autonomy	: 30 days
Traction @ 5 knots	: 80 tonnes

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4.	PROPULSION SYSTEM / AUXILIARY ENGINES

Two new full propulsion units will be installed in the sponsoons. Each unit will comprise the following:

-	a MAK 6L32C propulsion engine, power 2,880 kW @ 600 rpm
-	a flexible coupling
- a vertical reducer, type Volda ACG 680, ratio 4:1, approximately
-	a shaft line, including brake, locking, couplings and bearings
- a steerable pitch propeller with diameter 3,300 mm at 150 rpm approx. supplied by Scana-Volda
-	alarms relative to the engine and the propulsion system
-	local and remote control panels

5.	HULL FITTINGS

5.1	Deck cranes

Three new electro-hydraulic cranes with articulated arm will be installed on deck 06. Their respective capacities are as follows:

•	10 t @14 m port, torque 42 ;

•	10 t @14 m starboard, torque 42 ;

•	1 t @ 9 m, torque 68.

NB: the existing cranes will be moved aft to be used as reserve cranes.

All of the cranes will be radio-controlled.

5.2	Windlasses and capstans
Windlasses and capstans will be changed, as will the anchor lines. The new mooring equipment will comply with the new equipment number (type and manufacturer to be specified). The forward capstans will be two-speed to facilitate re-supply procedures at sea.

5.3	Steering gear
Two new steering units (type and manufacturer to be specified) will be installed in the sponsoons. The control will be interfaced with the existing steering system so as to enable synchronisation of the three steering systems. During port manoeuvres, the two external steering units may be manoeuvred independently.

5.4	Thrusters
Steerable bow thruster : unchanged

5.5	Sundry
A new 500,000 Kcal / hour incinerator will be installed. It will be adapted to burn solids as well as oils.
A new load calculator will be installed. It will be interfaced with a full system of level sensors.

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5.6	Rescue craft

All of the rescue craft will meet the requirements of SOLAS 2001.

A new life boat for 60 persons will be installed to port (type and supplier to be specified).

A new MOB boat will be installed to starboard, aft of the living quarters (type and supplier to be specified).

5.7	A work-boat davit

6.	RADIO – NAVIGATION SYSTEMS — HELIDECK

6.1	Navigation systems

Two new ARPA radars (S band and X band) will be installed in the wheelhouse.

6.2	Other equipment

A new closed-circuit camera system will be installed on the seismic decks.

6.3	Helideck

Helideck for Super Puma fitted above seismic hangar. In accordance with French, Norwegian and English national regulations and with SOLAS.

7.	FACILITIES

Four additional cabins will be added to deck 05, including 2 cabins for “senior officer” and 2 cabins for “officer”. The total number of persons on board will therefore be 59 following Conversion.

A crew office will be added to deck 05.

8.	AREAS RESERVED FOR THE CHARTERER

8.1	On the main deck (01) The instrument room will be enlarged to just behind rib 22. Five new offices, adjacent to the instrument room, will be provided.

A new UPS room will be created aft of the instrument room.

Two large tape stores will be created in the sponsoons.

The existing cable storage will be converted into a hydraulic machine room.

8.2	On the source deck (02)

Tail buoy room

Change room

Gun office

Maintenance room

Gun store

Gun workshop

8.3	On the streamer deck (04)

Control cabin

AUT rooms (2)

Cable storage

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Cable office

Battery stores

Chemical stores

PPE room

Work boat room

8.4	Allocation of cabins

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8.4	Allocation of cabins

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9.	HIGH-PRESSURE COMPRESSORS

Unchanged

10.	ELECTRICITY PRODUCTION

Unchanged

11.	EQUIPMENT AND SAFETY

The safety equipment is in line with the recommendations of SOLAS 2001 and complies with the following geophysical regulations:

- Health, safety and environmental schedules from marine geophysical operation – Report N° 6.34/206, July 1994

- Guidelines on use of small boats in marine geophysical operations – Report N° 6.42.220, July 1995

- Marine geophysical safety manual – International Association of Geophysical Contractor 8th edition.

12.	WORK-BOAT

A new work-boat will be installed on the starboard side of deck 04.

13.	GEOPHYSICAL EQUIPMENT

The items of equipment below will be used and maintained by the Charterer, it being understood that the Shipowner does not guarantee the performance of these items. Accordingly, any damage to these items will not result in the suspension of charter fee.

The items marked with an * are items owned by the Charterer prior to the entry of the Vessel into the shipyard for Conversion. Ownership of these items will be transferred to the Shipowner under the same conditions following their restoration, covered by the definition of works for the Conversion:

- 2 deflector tow winches,

- 2 guiding systems for deflector tow cables,

- 2 handling systems for streamer deflectors,

- 10 streamer winches equipped with guiding systems,

- 10 streamer guiding systems,

- 2 steerable yoyo winches,

- 1 magnetometer winch,

- 10 handling winches,

- * 4 telescopic cranes,

- 1 set of cable drums for storage of spares with handling system,

- * 3 winches for storage of the spare streamer,

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- 1 lighting system comprising tracking and a projector rail,

- The fittings for the rooms on the seismic survey decks,

- * 2 booms for handling of the source,

- * 6 umbilical winches,

- 1 air distribution and regulation system,

- 1 system for automated management of the winch controls and radio sets,

- Furniture for the computer room (recording and processing),

- 1 hydraulic generation system,

- 1 video surveillance system,

- Hull valves and sensor support booms.

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SCHEDULE 3

LIST OF GEOPHYSICAL EQUIPMENT OWNED BY THE CHARTERER ON BOARD
THE “CGG MISTRAL” FOLLOWING CONVERSION

On presentation of the Vessel by the shipyard responsible for the Conversion for acceptance by the Shipowner, the list of items of equipment on board the Vessel will be adjusted on the basis of actual data.

A new Schedule 3 containing these actual data will be prepared and will be substituted automatically for this Schedule 3.

- 6 fully-equipped gun floats and spare,

- 8 air gun umbilicals,

- 4 B46 streamer paravans,

- 16 fully-equipped positioning buoys,

- 65 km active streamer sections,

- 1 streamer rigging system for operations involving 10 streamers,

- 1 Spectra navigation system, with peripherals and spares,

- 1 TOPSHOOTER source synchronisation system, with peripherals and spares,

- 1 Syntrack recording system, with peripherals and spares,

- 2 gyros,

- 1 Digicourse immersion auto-controller system, immersed equipment, central unit, peripherals and spares,

- 1 Sonradyne SIPS acoustic ranging system, immersed equipment, central unit, peripherals and spares,

- 1 depth sounder,

- 1 current meter,

- 1 RGPS / DGPS unit,

- 1 system for post-processing of navigation data with peripherals,

- 1 system for processing of seismic data, with peripherals and spares,

- 1 computer network,

- HP cleaners,

- 1 work boat (for which the maintenance conditions are covered in Clause 7.3 of this Charterparty).

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SCHEDULE 4

APPLICABLE CHARTER FEES

4.1.	Charter fees applied from 1 June 2001 to 25 January 2002 at 4:45 p.m. (Bremen time), the date and time for entry of the Vessel into the shipyard for the Conversion works

Daily charter fee: [*] – normal service and stand-by.

4.2.	During the Conversion

No charter fees will be payable by the Charterer during the Conversion.

4.3	Charter fee for normal service applicable as from completion of the Conversion works on the Vessel

4.3.1	Charter fee applicable in the event that the propulsion power of the Vessel is at least equal to that specified in Clause 1.4 (a) of this Charterparty.

The daily charter fee shall be determined on the basis of the cost price for the Vessel following Conversion and the cost of the bank financing undertaken by the Shipowner for the partial financing of the cost of the Conversion.

Provisional charter fee:

On the basis of the attached table detailing the various costs as estimated as at today for the cost price of the Vessel following Conversion, the daily charter fee will be [*]

This daily charter fee will apply on a provisional basis for a maximum period of three (3) months as from the date and time specified in Clause 1.2. (c) of this Charterparty, prior to determination of the actual cost price for the Vessel following Conversion and of the final charter fee arising therefrom.

Final charter fee:

Following the initial period of three (3) months as indicated above at the latest, the daily charter fee will be determined on the basis of the actual cost price for the Vessel following Conversion, and calculated by application of the rules and methods defined in the attached table.

The final Conversion Cost of the Vessel as specified in the attached table will incorporate all of the costs associated with the Conversion and principally the net price paid to the shipyard (i.e. after consideration of the additional costs and any penalties), the costs and expenses for supervision and Opex during the Conversion, the costs associated with the bank financing for financing the Conversion, including all costs,

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commissions, interim interest and costs for legal instruments borne by the Shipowner, all up to a maximum value of [*].

Furthermore, as the bank financing for partial financing of the Conversion implemented by the Shipowner is at a variable interest rate (LIBOR six (6) months + a margin of 1.2), it has been agreed between the Shipowner and the Charterer that the risk of variation of this interest rate will be assumed for the entire term of the charter period by the Shipowner.

[*]

As from determination of the final charter fee, any adjustment, either upward or downward, will be undertaken, with the provisional charter fee paid by the Charterer for the three (3) initial months of the charter following the Conversion.

4.3.2	Charter fee applicable in the event that the propulsion power of the Vessel is at least equal to that specified in Clause 1.4 (b) of this Charterparty.

In the event that the propulsion power of the Vessel following Conversion is that specified in Clause 1.4 (b) of this Charterparty, the provisional charter fee and the final charter fee applicable will be those determined in 4.3.1 above, but reduced by twenty percent (20%) for as long as the propulsion power of the Vessel is not at least equal to that specified in Clause 1.4 (a) of this Charterparty.

4.3.3	Charter fee applicable in the event that the propulsion power of the Vessel is at least equal to that specified in Clause 1.4 (c) of this Charterparty.

The daily charter fee will be: [*].

This charter fee will apply for the three (3) years following Conversion, except in the event of an improvement in the propulsion power of the Vessel as a result of works undertaken by the Shipowner, in which case the charter fee and the term of this charter arrangement will be modified immediately as provided in Clause 1.4. (c) of this Charterparty.

4.3.4	Charter fee applicable in the event that the propulsion power of the Vessel is at least equal to that specified in Clause 1.4 (d) of this Charterparty and in the event that the

Charterer decides to continue the charter for a period of time that it will have the freedom to determine:

The daily charter fee will be: [*]/day.

The daily charter fees specified above will be indexed, reviewed and where applicable adjusted as provided in Clause 24 of this Charterparty.

4.3.5	Payment for the work boat (Clause 7.3 of this Charterparty)

The maintenance and additional hours associated with the work boat will be invoiced to the Charterer at the rate of [*] during which the Vessel is undertaking geophysical

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survey activities, with this remuneration being indexed annually as agreed in Clause 24 of this Charterparty.

4.4	Charter fee for stand-by applicable as from completion of the Conversion of the Vessel

The daily charter fee for stand-by will be equal to the charter fee in normal service applicable, as specified in 4.3 above, reduced on a flat-rate basis by USD 1,500.

* * *

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SCHEDULE 4 (CONTINUED)

ATTACHED SPREADSHEET

[*]

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SCHEDULE 5 TECHNICAL OBJECTIVES OF CONVERSION

OPERATIONAL CAPACITIES:

Streamer capacity 10 x 6 km streamer, “solid seal” type, Sercel “SSC”, separation 900 m

Source unchanged 6 arrays, 2000 psi

It should be noted that this pressure is set not only by the performance characteristics of the SG guns but by the very design of the air circuit. We are not scheduling any action on this.

SEISMIC PORTION

Complete reorganisation of the back-deck without recovery of existing handling equipment (new streamer winches and umbilicals, new spectron winches, new booms, new hydraulic unit).

Implementation of struts, deflectors provided by BARO 46. The initial design will enable the use of BARO 48 deflectors (wing with a height of 8 m), storage area and stresses.

Review of hydraulic systems, recovery of the 1994 units will be studied.

Cable store and streamer repair workshop on the basis of “solid seal” type SERCEL “SSC”.

Creation of a processing area at the periphery of the instrument room, with insulated machines (A/C situation to be revised).

Minimum on-board spare level available (no relation to the Alizé, no source float, streamer deflectors not manoeuvrable at sea, smaller stores). See vessel period of operations.

VESSEL PORTION

Increase in the propulsion power in line with the towing of 10 streamers, speed 5 knots, i.e. 80 t (towing of seismic survey equipment).

Provision of a degree of redundancy in the propulsion system (no maintenance at sea without impacting on production but provides equipment safety).

Work boat in addition to the MOB boat. Particular attention must be paid to the use of the craft, in particular the height in relation to the MISTRAL’s waterline. Consider the option of 2 work boats and/or a second-generation work boat (capacity 2 to 3 sections, personnel sheltered during travel and recovery phases).

Minimum level of fuel stores of one month. An increase in the stores for foodstuffs is not envisaged. The endurance of the boat will depend on the solutions for transfer of equipment at sea. Particular attention must be paid to operations for refilling of the fuel stores and loading/unloading operations (location and power of the cranes, shape of the underwater hull).

OPTIONAL PARAMETERS

Increase in the number of bunks allocated to the seismic survey personnel.

Relocation of the helideck aft of the gangway.

Maturity study

Multibeam depth sounder

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SCHEDULE 6

CONVERSION OF THE VESSEL

1.	As from the introduction of the Vessel into the shipyard selected for the Conversion and until the day and time for signature by the Shipowner and the said shipyard of the acceptance report for the Vessel following Conversion, the charter fee payable by the Charterer pursuant to this Charterparty shall be suspended.

Immediately following the entry of the Vessel into the shipyard, the Charterer shall arrange, at the cost of the shipyard, for the removal of all movable material and movable equipment belonging to the Charterer that is likely to hinder the satisfactory completion of the Conversion works.

The Charterer shall supervise and shall take all reasonable precautions in the organisation of its operations so as to ensure that Vessel can be made available to the shipyard on the date agreed in the Conversion Contract.

2.	The Conversion shall be carried out under the joint supervision of the Shipowner and the Charterer. On completion of the Conversion works, the Shipowner and the Charterer shall agree to the terms and conditions for acceptance of the returned Vessel converted by the shipyard.

However, in the event of a disagreement between the Shipowner and the Charterer, and in the event that a common position cannot be reached after a period of three (3) days, the Charterer shall be required to accept the Shipowner’s position.

As from the date and time for signature by the Shipowner of the acceptance report for the Vessel following Conversion, the charter fee as specified in Schedule 4 shall apply.

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SCHEDULE 7

CALCULATION OF TIME CREDITS FOR CLAUSES 9 AND 10
CALCULATION OF REDUCTIONS IN CHARTER FEES

The performance characteristics of the Vessel, in particular its speed of travel and propulsion power at production speed, shall be determined as provided in Clause 1.4 of this Charterparty, with the Vessel at its Normal Propulsion Power.

The Normal Propulsion Power shall be the power measured for the engines on completion of the Conversion and enabling towing of 80 tonnes at 5 knots wind of force 3 Beaufort and Douglas 3 sea-state conditions. Thereafter, the Normal Propulsion Power may not in any instance be greater than 85% of the maximum continuous power of the engines (100%) as specified by the manufacturers.

Subject to the proviso that the sea and wind conditions do not exceed the maximum values described above, the actual speed of the Vessel shall be calculated by reference to the GPS receiver of the Shipowner when the Vessel is travelling and by reference to the DGPS data (location and date) of the Charterer when the Vessel is in production. In this latter case, the speed shall be averaged in both opposite acquisition directions so as to eliminate the effects of currents or winds. This actual speed shall then be compared to the expected speed of the Vessel travelling at its Normal Propulsion Power.

The percentage deterioration thus obtained shall then be applied either (i) to the time credit or to the breakdown threshold value available or (ii) to the charter fee when no time credit or breakdown threshold value pursuant to Clauses 9 and 10 are available.

For example, if following one of the events described in Clause 9.4, the Vessel, towing 10 streamers, has its speed reduced from 5 to 4 knots for a continuous period of 24 hours, a 20% deterioration in the performance characteristics of the Vessel is observed; the monthly maintenance credit of 18 hours available pursuant to Clause 9 shall be reduced by 4.8 hours, i.e. 20% of 24 hours. The balance of the time credit for maintenance shall therefore be changed to 13.2 hours.

In the event that the Vessel must reduce the number of streamers from 10 to 8 and observes in addition a reduction in production speed from 5 to 4 knots over a continuous period of 24 hours, a 36% deterioration in the performance characteristics of the Vessel is observed; the monthly maintenance credit of 18 hours available pursuant to Clause 9 shall be reduced by 8.64 hours, i.e. 36% of 24 hours. The balance of the time credit for maintenance will therefore be changed to 9.36 hours.

The time required for reconfiguration of the mechanism shall give rise to a suspension of charter fees or shall be attributed to the maintenance credit up to a maximum flat-rate value of 30 minutes per kilometre of streamer recovered on board plus 4 hours operation of the source.

In all cases, calculation of the deterioration in performance characteristics shall take into consideration the configuration and speed that can be achieved pursuant to the geophysical services contract, with the Vessel at its Normal Propulsion Power, with it being understood that if the number of streamers and the speed of the Vessel remain unchanged, no reduction of the

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maintenance credit and breakdown threshold may take place and the charter fee shall remain payable in full.

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